Exhibit 10.15

AWARD AGREEMENT
Under the Aventine Renewable Energy Holdings, Inc.
2003 Stock Option Plan

THIS AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of November 14, 2005 between Aventine Renewable Energy Holdings, Inc. (the “Company”) and Ajay Sabherwal (the “Optionee”).

The Company hereby grants to the Optionee an option (the “Option”) to purchase certain Shares on the terms and conditions as set forth in this Award Agreement and in the Plan.  Capitalized terms not otherwise defined herein have the meanings set forth in the Plan.

In accordance with this grant, and as a condition thereto, the Company and the Optionee agree as follows:

SECTION 1.  Exercise Price; Number of Shares; Date of Grant.  The price at which each Share subject to this Option may be purchased, the number of Shares for which the Option may be exercised and the date of grant of the Option are as set forth in Exhibit A to this Award Agreement.  Such Option shall be a nonqualified option under the Code.

SECTION 2.  Term and Exercise Schedule.  This Option shall not be exercisable to any extent after the tenth anniversary of date of grant (the “Expiration Date”).  Subject to the terms and conditions of this Award Agreement and the Plan, the Optionee shall be entitled to exercise the Option prior to the Expiration Date and to purchase Shares hereunder in accordance with the schedule set forth in Section 4 of Exhibit A to this Award Agreement.  The right to exercise this Option shall be cumulative so that to the extent this Option is not exercised when it becomes initially exercisable with respect to any Shares, it shall be exercisable with respect to such Shares at any time thereafter as provided herein and in the Plan until the Expiration Date and any Shares subject to this Option which have not then been purchased may not, thereafter, be purchased hereunder.  A Share shall be considered to have been purchased on or before the Expiration Date if the Company has been given notice of the purchase pursuant to Sections 3 and 9, and the Company has actually received payment for the Share on or before the Expiration Date.

SECTION 3.  Notice of Exercise, Payment and Certificate.    Exercise of this Option, in whole or in part, shall be by delivery of a written notice to the Company as provided in Section 9 which specifies the number of Shares being purchased and is accompanied by payment therefor in cash, or such other consideration as may be permitted by the Company.  Promptly after receipt of such notice and purchase price (or adequate provision therefor, in the Company’s sole discretion), the Company shall deliver to the person exercising the Option a certificate for the number of Shares purchased.  Shares to be issued upon the exercise of this Option may be either authorized and unissued Shares or Shares which have been reacquired by the Company.

SECTION 4.  Termination of Employment.  This Option may be exercised only while the Optionee is employed (as an employee or an officer) by the Company or is otherwise performing services for the Company (as a director or consultant), except as follows:

(a)   Death or Disability.  Subject to Section 6.11 of the Plan, if the Optionee’s employment or service with the Company terminates due to his or her death or Disability, the Optionee (or his representative or successor) shall have the right to exercise this Option, to the extent that the Optionee was entitled to do so on the date of termination of his or her employment or service, for a period which ends not later than the earlier of (i) one year after such termination and (ii) the Expiration Date.

(b)   Termination with Cause.  Subject to Section 6.11 of the Plan, if the Optionee’s employment or service with the Company is terminated by the Company for Cause, this Option shall be deemed immediately forfeited and cancelled in its entirety upon such termination of employment or service without any payment or consideration being due from the Company.

(c)   Termination without Cause.  Subject to Section 6.11 of the Plan, if the Optionee’s employment or service with the Company is terminated by the Company without Cause, 50% of the then unvested portion of this Option as of such termination of employment or service shall automatically vest and the remaining unvested portion of such Option shall be immediately forfeited and cancelled in its entirety upon such termination of employment or service without any payment or consideration being due from the Company.

(d)   Other Terminations.  Subject to Section 6.11 of the Plan, in the case of any termination of employment or service other than as set forth in subsections (a) and (b) above, the Optionee shall have the right to exercise this Option, to the extent that the Optionee was entitled to do so on the date of termination of his or her employment or service, for a period which ends not later than the earlier of (i) ninety (90) days after such termination and (ii) the Expiration Date.

For purposes of this Award Agreement, employment by a Subsidiary of the Company shall be deemed to be employment by the Company.

SECTION 5.  Transferability of Options and Shares.  Options and Shares (whether or not acquired by the Optionee in connection with the exercise of an Option) shall be subject to the terms and conditions set forth in Exhibit B to this Award Agreement.

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SECTION 6.  Confidentiality and Non-competition.  As a condition to the receipt of the Option, the Optionee agrees to the terms set forth in Exhibit C to this Award Agreement.

SECTION 7.  Governing Law.  This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of the conflict of law principles thereof.

SECTION 8.  Interpretation.  The Optionee accepts this Option subject to all the terms and provisions of the Plan, which shall control in the event of any conflict between any provision of the Plan and this Award Agreement, and accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan and/or this Award Agreement.  The Optionee acknowledges receiving a copy of the Plan.

SECTION 9.  Notices.  Any notice under this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to Aventine Renewable Energy Holdings, Inc., c/o Metalmark Capital LLC, 1177 Avenue of the Americas, 40th Floor, New York, New York 10036, Attention: Leigh Abramson, Fax:  (212) 823-1913, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to his or her last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

SECTION 10.  Sections and Headings.  All section references in this Award Agreement are to sections hereof for convenience of reference only and are not to affect the meaning of any provision of this Award Agreement.

SECTION 11.  Third Party Beneficiary.  Each MSCP Fund and the LLC shall be an express and intended beneficiary of the provisions of Exhibit B to this Award Agreement and shall be entitled to enforce such provisions against the Optionee as if it were a party to this Award Agreement.  This Section 11 and Exhibit B to this Award Agreement may not be amended, modified or (except in the case of a waiver by the Optionee) waived without the prior written consent of the LLC.

SECTION 12.  Tax Withholding.  The Optionee acknowledges that this Option is subject to Article 8 of the Plan, and the Company is entitled to take any actions necessary to satisfy its tax withholding obligations.

SECTION 13.  Counterparts.  This Award Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be duly executed as of the date first above written.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:
	Name:	Ronald H. Miller
	Title:	President & C.E.O.

OPTIONEE

By:
	Name:	Ajay Sabherwal
	Title:	Chief Financial Officer

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Exhibit A
to Award Agreement Dated November 14, 2005
between Aventine Renewable Energy Holdings, Inc.
and Ajay Sabherwal

1.             The number of Shares that the Optionee is entitled to purchase pursuant to the Option granted under this Award Agreement is 538.

2.             The Exercise Price of the Option is $3,500 per Share.

3.             The date of grant of the Option is November 14, 2005.

4.                                       Percentage of Shares With Respect to Which the Option
First Becomes Exercisable on the Date Indicated:

a.	First anniversary of date of grant:	25%
b.	Second anniversary of date of grant:	25%
c.	Third anniversary of date of grant:	25%
d.	Fourth anniversary of date of grant:	25%

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Exhibit B
to Award Agreement Dated November 14, 2005
between Aventine Renewable Energy Holdings, Inc.
and Ajay Sabherwal

As a condition to the receipt of the Option pursuant to this Award Agreement, the Optionee agrees that:

ARTICLE 1
DEFINITIONS; INTERPRETATION

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Rule 144” means Rule 144 under the Securities Act, or any other similar rule or regulation hereafter adopted by the Securities Exchange Commission.

“Shares” means, for purposes of this Exhibit B only, shares of Stock and any securities issued directly or indirectly with respect to the foregoing by way of a split, dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, hedge or other disposition (whether with or without consideration and whether voluntary or involuntary or by operation of law).

(b)   All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan or the Award Agreement.

ARTICLE 2
RIGHTS AND OBLIGATIONS WITH RESPECT TO TRANSFER; PREEMPTIVE RIGHTS

Section 2.01.  General Restrictions.  (a) The Optionee may not Transfer this Option, any Shares held by the Optionee or any interest in this Option or any Shares, except (A) to a Permitted Transferee of the Optionee, (B) in a Tag-Along Sale pursuant to Section 2.04 or in a Drag-Along Sale pursuant to Section 2.05 or (C) with the prior written approval of the LLC, which approval may be withheld in its sole discretion.

(b)   Notwithstanding anything herein to the contrary, each Transfer of this Option or any Shares held by the Optionee must be made in compliance with the Securities Act and any applicable state and foreign securities laws.  The Optionee understands and agrees that this Option has not been (and, when issued, any Shares issued to the Optionee will not be) registered under the Securities Act and are restricted securities.  Any attempt to Transfer this Option or any Shares held by the Optionee not in compliance with this Award Agreement shall be null and void and neither the Company nor any transfer agent shall give any effect in the Company’s transfer records to such Transfer.

Section 2.02.  Agreement to be Bound.  No Transfer of this Option or any Shares held by the Optionee otherwise permitted pursuant to this Article 2 shall be effective unless (i) prior to such Transfer, the transferee shall have executed and delivered to the Company an instrument or instruments reasonably satisfactory to the Company confirming that such transferee has agreed to be bound as an “Optionee” by the terms of this Award Agreement, a copy of which instrument shall be maintained on file with the Secretary of the Company and shall include the address of such transferee to which notices hereunder shall be sent and (ii) in the case of a Transfer of any Shares, the certificates representing any such Shares delivered to the transferee shall bear the legend set forth in Section 2.03, if required by such Section.

Section 2.03.  Legends.  (a) Each certificate evidencing outstanding Shares acquired by any Optionee shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS, INCLUDING RESTRICTIONS ON TRANSFER, AS SET FORTH IN THE AWARD AGREEMENT DATED AS OF [DATE], A COPY OF WHICH WILL BE FURNISHED BY AVENTINE RENEWABLE ENERGY HOLDINGS, INC. UPON REQUEST AND WITHOUT CHARGE.

(b)   If any Shares held by the Optionee shall cease to be subject to the restrictions on Transfer set forth in this Award Agreement, the Company shall, upon the written request of the Optionee, issue to the Optionee a new certificate evidencing such Shares beneficially owned by the Optionee without the second sentence of the legend (or the reference therein to this Award Agreement) required by Section 2.03(a) endorsed thereon.

Section 2.04.  Tag-Along Rights.  (a) Subject to Section 2.04(g) and Section 2.06, if the LLC (or any of its Permitted Transferees) or any MSCP Fund (or any of them) (the “Tag-Along Seller”) proposes to Transfer to any Person (the “Tag-Along Purchaser”) in a transaction or series of related transactions a number of Shares owned by the Tag-Along Seller equal to or exceeding 5% of the aggregate number of Shares held in the aggregate by the LLC and all of the MSCP Funds as of the date hereof (a “Tag-Along Sale”), the Tag-Along Seller shall provide notice of such proposed Transfer to the Company and the Company shall promptly provide notice (the “Tag-Along Notice”) of such proposed Transfer to the Optionee and offering the Optionee the opportunity to participate in such Transfer in accordance with this Section 2.04 (“Tag-Along Offer”).

(b)   The Tag-Along Notice shall identify the Tag-Along Purchaser, the aggregate number of Shares proposed to be sold by the Tag-Along Seller, the consideration per Share, and all other material terms and conditions of the Tag-Along Offer.

(c)   The Optionee shall have the right, at its option, exercisable by written notice (the “Tag-Along Exercise Notice”) given to the Tag-Along Seller within five days after receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to include in the proposed Transfer, in accordance with this Section 2.04, any number of fully vested Shares then held by the Optionee; provided that if the aggregate number of Shares proposed to be Transferred by the Tag-Along Seller, the Optionee and all other Persons in such transaction exceeds the maximum amount that can be Transferred on the terms and conditions set forth in the Tag-Along Notice, the Optionee will be entitled to transfer in the Tag-Along Sale a number of Shares equal to the product of the number of Shares held by the Optionee multiplied by a fraction, the numerator of which is the aggregate number of Shares proposed to be sold by the Tag-Along Seller and the denominator of which is the aggregate number of Shares outstanding on a fully diluted basis.

Each Tag-Along Exercise Notice shall include wire transfer instructions for payment of the purchase price for the Shares to be sold in such Tag-Along Sale.  The Optionee shall deliver to the Tag-Along Seller, with its Tag-Along Exercise Notice, the certificate or certificates representing the Shares of such Optionee to be included in the Tag-Along Sale (as determined pursuant to the preceding paragraph), together with a limited power-of-attorney authorizing the Tag-Along Seller to Transfer such Shares on the terms set forth in the Tag-Along Notice.  Delivery of the Tag-Along Exercise Notice with such certificate or certificates and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by the Optionee.

If at the termination of the Tag-Along Notice Period the Optionee shall not have delivered a Tag-Along Exercise Notice, the Optionee will be deemed to have waived its rights under this Section 2.04 to Transfer any Shares pursuant to such Tag-Along Sale.

(d)   If, at the end of a 120-day period after such delivery of the Tag-Along Notice (which 120-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the expiration of five business days after all such approvals have been received, but in no event later than 270 days following delivery of the Tag-Along Notice by the Tag-Along Seller), the Tag-Along Seller has not completed the Tag-Along Sale on substantially the terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (i) return to the Optionee the limited power-of-attorney (and all copies thereof) together with all certificates representing the Shares that the Optionee delivered for Transfer pursuant to this Section 2.04 and any other documents in the possession of the Tag-Along Seller executed by the Optionee in connection with the proposed Tag-Along Offer, and (ii) not conduct any Transfer of Shares without again complying with this Section 2.04.

(e)   Promptly after the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Optionee thereof, (ii) remit to the Optionee the net proceeds for the Shares of the Optionee Transferred pursuant thereto (with the cash portion of the purchase price paid by check or wire transfer in accordance with the wire transfer instructions in the Tag-Along Exercise Notice) and (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Optionee.

(f)    Notwithstanding anything contained in this Section 2.04, there shall be no liability on the part of the Tag-Along Seller to the Optionee (other than the obligation to return any certificates evidencing Shares and limited powers-of-attorney received by the Tag-Along Seller) if the Tag-Along Sale is not consummated for whatever reason.  Whether to effect a Tag-Along Sale is in the sole and absolute discretion of the Tag-Along Seller.

(g)   The provisions of this Section 2.04 shall not apply to any proposed Transfer of any Shares by the Tag-Along Seller (i) upon liquidation or dissolution of the LLC, (ii) to a Permitted Transferee of the Tag-Along Seller or (iii) with respect to any Sale of the Company where the LLC or the MSCP Funds (or any of them) exercise their Drag-Along Rights pursuant to Section 2.05.

Section 2.05.  Drag-Along Rights.  (a) Subject to Section 2.06, if the LLC (or any of its Permitted Transferees) or any MSCP Fund (or any of them) (the “Drag-Along Seller”) propose to effect a Sale of the Company (a “Drag-Along Sale”), the Drag-Along Seller may at its option (“Drag-Along Rights”) require the Optionee to: (i) Transfer a number of the Shares then owned by such Optionee in such Drag-Along Sale equal to the product of (x) the aggregate number of Shares then owned by such Optionee times (y) a fraction, the numerator of which is the aggregate number of Shares proposed to sold in such Drag-Along Sale by the Drag-Along Seller and the denominator of which is the aggregate number of Shares then owned by the LLC and the MSCP Funds; (ii) (subject to and at the closing of the Drag-Along Sale) exercise all or some portion of this Option and to Transfer all of the Shares received upon such exercise in such Drag-Along Sale; provided that if the exercise price per Share is greater than the per share price in the Drag-Along Sale, in place of such exercise, the Optionee shall submit to irrevocable cancellation thereof without any liability for payment of any exercise price with respect thereto; and (iii) otherwise take all other actions necessary or desirable to consummate the Drag-Along Sale.

(b)   If the Drag-Along Seller elects to exercise its Drag-Along Rights, the Drag-Along Seller shall provide notice of such Drag-Along Sale to the Optionee (a “Drag-Along Sale Notice”) not later than 10 days prior to the proposed Drag-Along Sale.  The Drag-Along Sale Notice shall identify the purchaser in the Drag-Along Sale, the number of Shares proposed to be sold in the Drag-Along Sale (including the number of Shares required to be Transferred by the Optionee pursuant to this Section 2.05), the consideration per Share (the “Drag-Along Sale Price”), and all other material terms and conditions of the Drag-Along Sale.  The Optionee shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to tender its Shares as set forth below.

(c)   If requested by the Drag-Along Seller, not later than five days after the date of the Drag-Along Sale Notice, the Optionee shall deliver to a representative of the Drag-Along Seller designated in the Drag-Along Sale Notice (i) the certificate and other applicable instruments representing the Shares of such Optionee required to be included in the Drag-Along Sale, together with a limited power-of-attorney authorizing the Drag-Along Seller or such representative to Transfer such Shares on the terms set forth in the Drag-Along Notice and check or wire transfer instructions for payment of the cash portion of the consideration to be received in such Drag-Along Sale, or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Shares pursuant to this Section 2.05 at the closing for such Drag-Along Sale against delivery to the Optionee of the consideration therefor and/or (ii) all other documents required to be executed in connection with the Drag-Along Sale, including documents required in connection with the exercise or cancellation of all (or applicable portion) of this Option.  If the Optionee should fail to deliver such certificates to the Drag-Along Seller, the Company (subject to Section 2.05(d)) shall cause the books and records of the Company to show that such Shares and this Option (or applicable portion of this Option) are bound by the provisions of this Section 2.05 and that such Shares shall be Transferred to the Drag-Along Transferee immediately upon surrender for Transfer by the holder thereof.

(d)   The Drag-Along Seller shall have a period of 120 days from the date of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice, provided that, if such Drag-Along Sale is subject to regulatory approval, such 120-day period shall be extended until the expiration of five business days after all such approvals have been received, but in no event later than 270 days following the date of the Drag-Along Sale Notice.  If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall return to the Optionee the limited power-of-attorney and all certificates and other applicable instruments representing Shares that the Optionee delivered for Transfer pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the Optionee in connection with such proposed Transfer, and all the restrictions on Transfer contained in this Award Agreement or otherwise applicable at such time with respect to such Shares owned by the Optionee shall again be in effect.

(e)   Promptly after the consummation of the Drag-Along Sale, the Drag-Along Seller shall (i) notify the Optionee thereof, (ii) remit to the Optionee the net proceeds for the Shares of the Optionee Transferred pursuant thereto (with the cash portion of the purchase price paid by check or wire transfer in accordance with the wire transfer instructions provided by the Optionee) and (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Optionee.

(f)    Notwithstanding anything contained in this Section 2.05, there shall be no liability on the part of the Drag-Along Seller to the Optionee (other than the obligation to return the limited power-of-attorney and the certificates and other applicable instruments representing Shares received by the Drag-Along Seller) if the Drag-Along Sale is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Drag-Along Sale Notice.  Whether to effect a Drag-Along Sale is in the sole and absolute discretion of the Drag-Along Seller.

Section 2.06.  Additional Provisions relating to Tag-Along Sales and Drag-Along Sales.  Notwithstanding anything contained in Section 2.04 or Section 2.05, any Optionee participating in a Tag-Along Sale under Section 2.04 or a Drag-Along Sale under Section 2.05 shall have the following rights and obligations:

(a)   upon the consummation of such Tag-Along Sale or Drag-Along Sale, as the case may be, (i) each of the Tag-Along Seller or Drag-Along Seller, as the case may be, and the Optionee participating therein will receive the same form and amount of consideration per Share; provided that in no event shall any consideration for any services, such as investment banking or investment advisory fees payable to the Tag-Along Seller or Drag-Along Seller, as the case may be, or any related Person in connection with such transaction, or any consideration for any additional agreements entered into in connection with such transaction, such as employment agreements or non-competition agreements, be included in the amount of consideration per Share and (ii) if the Tag-Along Seller or Drag-Along Seller, as the case may be, is given an option as to the form and amount of consideration to be received, the Optionee participating therein will be given the same option;

(b)   the Optionee shall make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer; and

(c)   the Optionee shall be required to bear its proportionate share of any fees, costs, expenses, escrows, holdbacks or adjustments in purchase price relating to the transaction.

Exhibit C
to Award Agreement Dated November 14, 2005
between Aventine Renewable Energy Holdings, Inc.
and Ajay Sabherwal

As a condition to the receipt of the Option pursuant to this Award Agreement, the Optionee agrees that:

Section 1.               From the date hereof until the first anniversary of the date on which the Optionee’s employment or service with the Company is terminated for any reason, the Optionee shall not, directly or indirectly, on his or her own account or as an employee, consultant, independent contractor, partner, owner, officer, director or stockholder, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, a Business, as such term is defined below; provided that the Optionee may purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in the Optionee beneficially owning, directly or indirectly, at any time, the lesser of (i) 1% or more of the equity securities of any such corporation or (ii) equity securities of any such corporation having a fair market value of $250,000 or more.  As used herein “Business” means the business of producing, marketing, purchasing, selling, reselling and distributing ethanol and related bio-products and co-products (and incidental related activities) in the midwestern United States, with respect to production activities, and throughout the United States, with respect to all other activities.

Section 2.               From the date hereof until the first anniversary of the date on which the Optionee’s employment or service with the Company is terminated for any reason, the Optionee shall not, directly or indirectly, (i) induce or attempt to induce any employee, officer or consultant of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee, officer or consultant thereof, (ii) hire directly or through another entity any person who was an employee of the Company or any of its Subsidiaries at any time during the twelve months prior to the date such person is to be so hired, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries (including making any negative statements or communications concerning the Company or any of its Subsidiaries).

Section 3.               During the Optionee’s employment or service with the Company and at all times and after the termination of the Optionee’s employment or service with the Company, the Optionee shall not disclose or use for the

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Optionee’s own benefit or purposes or the benefit or purposes of any Person other than the Company, any trade secrets or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally; provided that the foregoing shall not apply to information which is required by law to be disclosed, or to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Optionee’s breach of this covenant.

Section 4.               The terms of this Exhibit C are reasonable and necessary in light of the Optionee’s position with the Company and responsibility and knowledge of the operations of the Company and its Subsidiaries and are not more restrictive than necessary to protect the legitimate interests of the parties hereto.  In addition, any breach of the covenants contained in this Exhibit C would cause irreparable harm to the Company, its Subsidiaries and Affiliates and there would be no adequate remedy at law or in damages to compensate the Company, its Subsidiaries and Affiliates for any such breach.

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